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                                                                      EXHIBIT 23


                        Consent of Independent Auditors


The Board of Directors
Centocor, Inc.

We consent to incorporation by reference in Registration Statement Nos. 33-35729, 33-16286, 33-7311, 33-23481, 33-44231, 33-29142 and 333-07829 on Form S-3
and in Registration Nos. 33-35731, 2-86486, 33-35730, 33-00167, 33-16285, 33-
16284, 33-23480, 333-56537, 333-56861 and 333-57243 on Form S-8 of Centocor,
Inc. of our report dated January 27, 1999 related to the consolidated balance sheets of Centocor, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, cash flows, and shareholders' equity and comprehensive income and all related financial statement schedules for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Centocor, Inc.

KPMG LLP


Philadelphia, Pennsylvania
March 26, 1999